Exhibit 10.15.2

FORM OF

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to the Employment Agreement (this “Amendment”) is effective as of the 1st day of January, 2009 (the “Effective Date”) by and between INCYTE CORPORATION (f/k/a Incyte Genomics, Inc.), a Delaware corporation (the “Company”), and [the individuals listed on Schedule A] (the “Executive”).

WHEREAS, the parties entered into that certain Employment Agreement dated as of November 21, 2003 (the “Employment Agreement”).

WHEREAS, the parties desire to amend the Employment Agreement, as set forth below, to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the mutual covenants and agreements included in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.                                       The Employment Agreement is hereby amended to include the following new Section 6:

“SECTION 6.  CODE SECTION 409A COMPLIANCE.

(a)                                  To the fullest extent applicable, amounts and other benefits payable under this Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), in accordance with one or more of the exemptions available under the final Treasury regulations promulgated under Section 409A and, to the extent that any such amount or benefit is or becomes subject to Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation in accordance with such final Treasury regulations, this Agreement is intended to comply with the applicable requirements of Section 409A with respect to such amounts or benefits.  This Agreement shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent.

(b)                                 Notwithstanding anything in this Agreement or elsewhere to the contrary, for purposes of determining the payment date of any amounts that are treated as nonqualified deferred compensation under Section 409A that become payable under this Agreement in connection with a termination of employment, the Termination Date shall be the date on which the Executive has incurred a “separation from service” within the meaning of Treasury Regulation section 1.409A-1(h), or in subsequent IRS guidance under Code section 409A.

(c)                                  Notwithstanding anything in this Agreement or elsewhere to the contrary, if the Company reasonably determines that (A) the Executive is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)) on the Executive’s Termination Date and (B) commencement of any payments or other benefits payable under this Agreement in connection with the Executive’s separation from service, including without limitation, payment of any of the payments on the scheduled payment dates specified in Section 2, will subject the Executive to an “additional tax” under Section 409A(a)(1)(B) (together with any interest or penalties imposed with respect to, or in connection with, such tax, a “Section 409A Tax”), then the Company shall withhold payment of any such payments or benefits until the first business day of the seventh month following the date of the Executive’s Termination Date or, if earlier, the date of the Executive’s death (the “Delayed Payment Date”).  In the event that this Section 8(c) requires any payments to be withheld, such withheld payments shall be accumulated and paid in a single lump sum, with interest at the applicable federal rate provided in section 7872(f)(2) of the Code, on the Delayed Payment Date.

(d)                                 In each case where this Agreement provides for the payment of an amount that constitutes nonqualified deferred compensation under Section 409A to be made to the Executive within a designated period (e.g., within 30 days after the Termination Date) and such period begins and ends in different calendar years, the exact payment date within such range shall be determined by the Company, in its sole discretion, and the Executive shall have no right to designate the year in which the payment shall be made.

(e)                                  The Company and the Executive may agree to take other actions to avoid the imposition of a Section 409A Tax at such time and in such manner as permitted under Section 409A.”

2.                                       The Employment Agreement is and shall continue in full force and effect, except as amended by this Amendment.

3.                                       Any and all capitalized terms which are not explicitly defined herein shall have the meaning ascribed to them in the Employment Agreement.

4.                                       This Amendment may be signed in counterpart originals, which collectively shall have the same legal effect as if all signature appeared on the same physical document.  This Amendment may be signed and exchanged by electronic or facsimile transmission, with the same legal effect as if the signatures had appeared in original handwriting on the same physical document.

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IN WITNESS WHEREOF, the parties have duly executed and delivered this Amendment effective as of the date written above.

EXECUTIVE

Date: December 30, 2008

INCYTE CORPORATION

Date: December 30, 2008	By:

Name:

Title:

SCHEDULE A

On December 30, 2008, the Company entered into amendments to employment agreements with each of its Executive Vice Presidents listed below:

Patricia S. Andrews (Employment Agreement effective date of October 20, 2008)

Steven M. Friedman

David C. Hastings

Richard S. Levy

Brian W. Metcalf

Patricia A. Schreck (Employment Agreement effective date of December 8, 2003)

Paula J. Swain

Except where reference is made to the name of the individuals in each amendment or the effective date of the employment agreement, such amendments are identical to this form.